Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On March 14, 2019, HC Group Holdings I, LLC (“HC I”) and HC Group Holdings II, Inc. (“HC II”) entered into a definitive agreement (the “Merger Agreement”) to merge with and into a wholly-owned subsidiary of BioScrip, Inc. (“BioScrip”), a national provider of infusion and home care management solutions, along with certain other subsidiaries of BioScrip and HC II. The merger (the “Merger”) contemplated by the Merger Agreement (the “Merger Agreement”) was completed on August 6, 2019. The Merger was accounted for as a reverse merger under the acquisition method of accounting for business combinations with Option Care, Inc. (“Option Care”) being considered the accounting acquirer and BioScrip being considered the legal acquirer. Following the close of the transaction, BioScrip was rebranded as Option Care Health, Inc. (the “Company”).

The following unaudited pro forma combined statement of income of the Company presents the results of operation for the year ended December 31, 2019 assuming the following occurred on January 1, 2019: (i) the consummation of the Merger, (ii) the financing of the senior credit facilities, including a senior secured first lien term loan facility (the “First Lien Term Loan”), a first lien asset-based revolving credit facility (the “ABL Facility”) and a second lien secured notes facility (the “Second Lien Notes”) incurred in connection with the Merger and (iii) the issuance of new equity in connection with the Merger (collectively “Merger Transactions”).

The unaudited pro forma combined statement of income for the year ended December 31, 2019 combines the historical consolidated statement of income of the Company for the year ended December 31, 2019 and the historical consolidated statement of income of BioScrip for the period January 1, 2019 to August 5, 2019. A pro forma balance sheet as of December 31, 2019 is not presented as the Merger is reflected in the Company’s consolidated balance sheet as of December 31, 2019. The historical consolidated financial information has been adjusted in the unaudited pro forma combined statement of income to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) expected to have a continuing impact on the combined results.

This unaudited pro forma combined statement of income was derived from and should be read in conjunction with the accompanying notes, as well as the historical consolidated financial statements and the related notes of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2019 and BioScrip’s historical audited and interim unaudited consolidated financial statements.

The unaudited pro forma combined financial information has been prepared by management and is for illustrative and informational purposes only. The unaudited pro forma combined financial information is not necessarily indicative of what the combined company’s results of operations actually would have been had the Merger Transactions been consummated as of the date indicated. In addition, the unaudited pro forma combined statement of income does not purport to project the future financial position or operating results of the combined company.

The Company expects to finalize the purchase price allocation within the 12-month period following the acquisition date, during which certain contingent liabilities acquired may be revised as appropriate. Accordingly, the pro forma adjustments are preliminary and being provided solely for the purpose of providing pro forma financial statements and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying unaudited pro forma combined statement of income and the combined company's future results of operations and financial position.

The unaudited pro forma combined statement of income does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger Transactions, any termination, restructuring or other costs to integrate the operations of BioScrip or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands except per share amounts)

	Historical
	Year Ended	January 1 through	Pro Forma
	December 31, 2019	August 5, 2019	Merger		Effects of Debt		Pro Forma
	Option Care Health	BioScrip	Adjustments	Note	Financing	Note	Combined
Net revenue	$2,310,417	$444,944	$-		$-		$2,755,361
Cost of revenue	1,797,418	327,213	728	4A			2,125,359
Gross profit	512,999	117,731	(728)				630,002
Operating costs and expenses:
Selling, general and administrative expenses	459,628	112,245	(64,188)	4C	-		507,685
Depreciation and amortization expense	53,690	8,007	6,686	4A	-		68,383
Total operating expenses	513,318	120,252	(57,502)		-		576,068
Operating (loss) income	(319)	(2,521)	56,774		-		53,934
Other income (expense):
Interest expense, net	(73,724)	(37,190)	-		(365)	4B	(111,279)
Equity in earnings of joint ventures	2,840	-	-		-		2,840
Other, net	(6,991)	2,871	(4,784)	4D	6,819	4E	(2,085)
Total other expense	(77,875)	(34,319)	(4,784)		6,454		(110,524)
Loss before income taxes	(78,194)	(36,840)	51,990		6,454		(56,590)
Income tax expense (benefit)	(2,274)	170	1,508	4F	187	4F	(409)
Net loss	$(75,920)	$(37,010)	$50,482		$6,267		$(56,181)
(Loss) earnings per common share:
Net (loss) earnings per share, basic and diluted	$(0.49)					5	$(0.32)
Weighted average common shares outstanding, basic and diluted	156,280					5	176,082

See accompanying notes to the unaudited pro forma combined financial information.

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NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

1.	Description of the Merger

On March 14, 2019, HC I and HC II entered into the Merger Agreement to merge with and into a wholly owned subsidiary of BioScrip along with certain other subsidiaries of BioScrip and HC II. The Merger contemplated by the Merger Agreement was completed on August 6, 2019 (the “Merger Date”).

Under the terms of the Merger Agreement, shares of HC II common stock issued and outstanding immediately prior to the Merger Date were converted into 542,261,567 shares (135,565,392 equivalent shares after adjusting for the one share for four share reverse stock split) of BioScrip common stock, par value $0.0001 (the “BioScrip common stock”). BioScrip also issued an additional 28,193,428 shares (7,048,357 equivalent shares after adjusting for the one share for four share reverse stock split) to HC I in respect of certain outstanding unvested contingent restricted stock units of BioScrip, which are held in escrow to prevent dilution related to potential additional vesting on certain share-based instruments. In conjunction with the Merger, holders of BioScrip preferred shares and certain warrants received 3,458,412 additional shares (864,603 equivalent shares after adjusting for the one share for four share reverse stock split) of BioScrip common stock and preferred shares were repurchased for $125.8 million of cash. In addition, all legacy BioScrip debt was settled for $575.0 million. As a result of the Merger, BioScrip’s stockholders hold approximately 19.2% of the combined company, and HC I holds approximately 80.8% of the combined company. Following the close of the Merger Transactions, BioScrip was rebranded as Option Care Health, Inc. (“Option Care Health”, or the “Company”). The combined company’s stock was listed on the Nasdaq Global Select Market as of December 31, 2019.

HC II financed the liquidation preference paid to BioScrip preferred shareholders, as well as other fees and expenses related to the Merger Transactions, primarily through debt financing, as described further in Note 4B Interest Expense, and cash on hand.

2.	Basis of Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Option Care and BioScrip. The unaudited pro forma combined statement of income for the year ended December 31, 2019 and adjustments are presented as if the Merger had occurred on January 1, 2019.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”), and uses the fair value concepts as defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3.	Accounting Policies

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies of Option Care Health and includes certain reclassifications to conform BioScrip’s historical statement of income to the Company’s accounting policies and classifications.

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4.	Statement of Income Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma combined statement of income:

A.	Depreciation and Amortization Expense

Incremental depreciation and amortization of $6.7 million for the period January 1, 2019 to August 5, 2019 was recorded in operating costs and expenses related to the fair value adjustments of acquired property and equipment and intangible assets. Additionally, incremental medical equipment depreciation expense of $0.7 million for the period January 1, 2019 to August 5, 2019 was recorded in cost of revenue related to the fair value adjustments of acquired medical equipment.

B.	Interest Expense

Represents an increase to interest expense of $0.4 million for the twelve months ended December 31, 2019, which includes the following (in thousands):

Year Ended December 31, 2019
Elimination of Option Care Health’s and BioScrip’s historical expense (1)	$(111,272)
Interest from secured senior credit facilities issued in conjunction with the Merger (2)	105,552
Amortization of deferred debt issuance costs (3)	6,086
Total Pro Forma Interest Expense Adjustment	$365

(1)	Represents the elimination of the historical interest expense related to debt of Option Care Health and BioScrip that were recorded in 2019. This includes elimination of the amortization of debt issuance costs as well as realized effective hedge gains associated with the legacy debt which were amortized through interest expense.

(2)	Represents additional interest expense resulting from the refinanced debt instruments in conjunction with the Merger. The First Lien Term Loan and Second Lien Notes were issued for $925.0 million and $400.0 million for a duration of 7 years and 8 years, respectively. Interest expense for the senior secured credit facilities were calculated on an effective interest method, incorporating the impact of expected deferred financing costs, using the following contractual interest rates:

a.	First Lien Term Loan: Interest is payable monthly on Base Rate loans at Base Rate, as defined, plus 3.25% to 3.50%, depending on the Company’s leverage ratio. Interest is charged on Eurocurrency Rate loans at the Eurocurrency Rate, as defined, plus 4.25% to 4.50%, depending on the Company’s leverage ratio. The interest rate on the First Lien Term loan was be 6.20% as of December 31, 2019. The weighted average interest rate incurred was 6.47% for the period August 6, 2019 through December 31, 2019.

b.	Second Lien Notes: Interest on the Second Lien Notes is payable quarterly and is at the greater of 1% or the London Interbank Offered Rate (“LIBOR”), plus 8.75%. The interest rate on the Second Lien Notes was 10.66% as of December 31, 2019. The weighted average interest rate incurred was 11.45% for the period August 6, 2019 through December 31, 2019.

A 1/8 percent variance in interest rates would result in a $1.7 million change to pro forma interest expense for the twelve months ended December 31, 2019.

(3)	Represents the addition of discount and debt issuance costs which are amortized using the effective interest rate method. Deferred financing costs associated with the First Lien Term Loan, Second Lien Notes and ABL Facility of $32.9 million, $20.1 million and $2.9 million, respectively were capitalized and amortized. The ABL Facility is not expected to be drawn upon to finance the Merger, but the amortization of its debt issuance costs has ongoing income statement effects.

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C.	Selling, General and Administrative Expenses

Represents the removal of $62.7 million for the twelve months ended December 31, 2019, incurred by the combined companies in conjunction with this Merger for transaction related fees and expenses that will not recur on an ongoing basis. Also represents the removal of Management Service Agreement fees related to a prior acquisition of $1.5 million for the period January 1, 2019 to August 5, 2019, as these fees discontinued upon completion of the Merger.

D.	Change in Fair Value of Equity Linked Liabilities

Represents the removal of this income as the BioScrip stock warrants are no longer treated as liability-based instruments after the Merger.

E.	Other Income (Expense)

Represents the removal of expenses related to the extinguishment of debt retired by the Company in conjunction with the Merger of $6.8 million. Of these expenses, $5.5 million related to debt issuance costs and deferred financing fees incurred with the issuance of the First Lien Term Loan, which were written off upon extinguishment. The remaining $1.3 million was comprised of financing fees paid to third parties attributed to the insubstantial modification of Option Care’s previous first lien term loan and previous second lien term loan, which were expensed as incurred.

F.	Income Tax Expense (Benefit)

Represents the estimated pro forma tax effects on the pre-tax pro forma merger and debt financing adjustments using an estimated effective tax rate. Since the Company has established a full valuation allowance on its deferred tax assets, except as related to certain states, an effective tax rate of 2.9% was determined factually supportable as it represents the estimated state tax effects and is consistent with the actual effective tax rate reported in the Company’s 2019 historical consolidated statement of comprehensive income (loss).

5.	Loss per Share

The unaudited pro forma weighted average number of basic and diluted shares outstanding for the year ended December 31, 2019 is calculated as follows (in thousands, except per share data):

Year Ended December 31, 2019
Pro forma weighted average shares outstanding as of 12/31/19 – basic and diluted	176,082

Pro forma net loss attributable to common shareholders – basic and diluted	$(56,181)

Pro forma net loss per common share – basic and diluted	$(0.32)

The weighted average number of basic shares outstanding has been adjusted for the assumption that common shares issued in connection with the Merger were issued on January 1, 2019 and assumed outstanding for the full year ended December 31, 2019. The above per share data has also been adjusted to reflect the one share for four shares reverse stock split which occurred February 3, 2020 as discussed in the Company’s 2019 Annual Report on Form 10-K.

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